Exhibit 18



          THE JEFFERSON FUND GROUP TRUST (THE "TRUST")

          PLAN PURSUANT TO RULE 18f-3 FOR OPERATION OF
                      A MULTI CLASS SYSTEM

                        I.  INTRODUCTION
                        ----------------

     On February 23, 1995, the Securities and Exchange Commission (the "Commission") promulgated Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act') which permits the creation and operation of a multi-class distribution structure without the need to obtain an exemptive order under
Section 18 of the 1940 Act. Rule 18f-3, which became effective on April 3, 1995, requires an investment company to adopt a written plan specifying all of the differences among classes, including the various services offered to shareholders, different distribution arrangements for each class, methods for allocating expenses relating to those differences and any conversion features or exchange privileges. This Plan pursuant to Rule 18f-3 for operation of a multi-class system shall become effective on September 1, 1995.

                   II.  ATTRIBUTES OF CLASSES
                   --------------------------

A.   Generally
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     The Trust shall initially offer two classes --  Class A and Class B shares.
 In general, shares of each class shall be identical except for different expense variables (which will result in different returns for each class). More particularly, the Class A and Class B shares of the Jefferson Growth and Income Fund (the "Fund") of the Trust shall represent interests in the same portfolio of investments of the Fund, and shall be identical in all respects, except for
(a) the impact of (i) expenses assessed to a class pursuant to Distribution and Service Plans (collectively, the "Plans"), and (ii) any other incremental expenses subsequently identified that should be properly allocated to one class so long as any subsequent changes in expense allocations are reviewed and approved by a vote of the Board including a majority of the independent trustees; (b) the fact that each Class shall vote separately with respect to the Fund's Plans and any matter submitted to shareholders relating to Class expenses; (c) the designation of each Class of shares of the Fund; and (d) the sales load and contingent deferred sales charge ("CDSC").

B.   Distribution Arrangements, Expenses, Sales Charges and CDSC.
     ------------------------------------------------------------

     The Class A shares of the Fund shall be subject to a shareholder servicing fee payable pursuant to the Plans which shall not initially exceed 0.25% (on an annual basis) of the average daily net assets attributable to the Class A shares further subject to a sales charge which shall not initially exceed 5.5% of the offering price of the Class A shares.

     The servicing fee may be spent by the Distributor on personal services rendered to shareholders of the Fund and the maintenance of shareholder accounts, including compensation to, and expenses (including telephone and overhead expenses) of financial consultants or other employees of the Distributor or of participating or introducing brokers who aid in the processing of purchase or redemption requests or the processing of dividend payments, who provide information periodically to shareholders showing their positions in the Fund's shares, who forward communications from the Fund to shareholders, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Fund in light of the shareholders' needs, who respond to inquiries from shareholders relating to such services, or who train personnel in the provision of such services. Distribution and servicing fees may also be spent on interest relating to unreimbursed distribution or servicing expenses from prior years.


     The Class B shares of the Fund shall be subject to a shareholder servicing and distribution fee payable pursuant to the Plans which shall not initially exceed 0.25% and 0.75%, respectively, (on an annual basis) of the average daily net assets attributable to Class B shares. Class B shares shall not subject to a sales charge, but may be subject to a CDSC of not more than 5% depending on the length of time an investor holds its shares.

     The servicing fee may be spent by the Distributor in the same manner as set forth above for Class A shares. The distribution fee applicable to Class B shares may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class B shares of the Fund including compensation to any expenses (including overhead and telephone expenses) of financial consultants or other employees of the Distributor or of participating or introducing brokers who engage in distribution of Class B shares, printing of prospectuses and reports for other than existing Class B shareholders advertising and preparation, printing and distribution of sales literature.

C.   Other Attributes
     ----------------

     Both Class A shares and Class B shares shall be eligible for exchange privileges, periodic investment plans and systematic withdrawal plans for the Fund, as in effect from time to time.

D.   Methodology for Allocating Expenses Between Classes
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     In allocating expenses a determination shall  be made as to which  expenses are Class level and which expenses are Fund level.

     Prior to determining the day's net asset value, the following expense items must be calculated as indicated:

     1.   ADVISER'S FEE

          The current day's accrual shall be calculated using the beginning of the day's total net assets of the Fund, and shall be allocated to each class based upon the relative "adjusted net assets" of each class.

     2.   DISTRIBUTION AND SERVICE FEES

          The current day's accrual shall be separately calculated using the beginning of the day's net assets attributable to Class A shares or Class B shares, as the case may be, based on the rates as stated in the Plans.

     3.   OTHER CLASS SPECIFIC EXPENSES

          Daily accruals shall be made for each class based on budgeted expenses attributable to each such class.

     4.   OTHER EXPENSES

          Daily accruals shall be determined from expense budgets and will be allocated to each class based upon the relative "adjusted net assets" of each class.